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Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in the Post-Effective Amendment ("PEA") No. 3 to Registration Statement ("RS") No. 333-113393 for Morgan Stanley Spectrum Select L.P., PEA No. 3 to RS No. 333-113397 for Morgan Stanley Spectrum Technical L.P., PEA No. 3 to RS No. 333-113396 for Morgan Stanley Spectrum Strategic L.P., PEA No. 5 to RS No. 333-104002 for Morgan Stanley Spectrum Global Balanced L.P., and PEA No. 3 to RS No. 333-113398 for Morgan Stanley Spectrum Currency L.P. (collectively, the "Partnerships") of our report dated March 11, 2005, relating to the statements of financial condition, including the schedules of investments, of the Partnerships as of December 31, 2004 and 2003, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 2004 for Morgan Stanley Spectrum Select L.P., Morgan Stanley Spectrum Technical L.P., Morgan Stanley Spectrum Strategic L.P., Morgan Stanley Spectrum Global Balanced L.P., and Morgan Stanley Spectrum Currency L.P. appearing in the supplement to prospectus dated April 25, 2005, which is a part of such Registration Statement.

        We also consent to the use of our report dated February 7, 2005 relating to the statements of financial condition of Demeter Management Corporation as of November 30, 2004 and 2003 appearing in the supplement to prospectus dated April 25, 2005, which is part of such Registration Statement.

        We also consent to the reference to us under the heading "Experts" in the supplement to the prospectus dated April 25, 2005, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
New York, New York
November 29, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM